EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BPZ Resources, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements of BPZ Resources, Inc. on Form S-8 (SEC File Nos. 333-116508,  333-126388, 333-147461 and 333-147462) and on Form S-3 (SEC File No Nos. 333-126934 and 333-147463) of our report dated March 14, 2008  relating to the consolidated balance sheets of BPZ Resources, Inc. and Subsidiaries, as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the three years then ended December 31, 2007, which report is included in the Company’s annual report on Form 10-K for the year ended December 31, 2007.

/s/ Johnson Miller & Co., CPA’s PC
Midland, Texas

March 12, 2008